Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Wednesday, May 6, 2020

GULF ISLAND

REPORTS FIRST QUARTER 2020 RESULTS

Highlights of First Quarter Results

•	Implemented business continuity, safety and health measures to address the COVID-19 pandemic impact
•	Continued progress with initiatives to centralize key resources and improve utilization
o	Completed consolidation of Fabrication and Services Divisions to form a fully-integrated operation
o	Jennings facility on schedule for third quarter 2020 closure
•	Reduced executive management base compensation and announced further Board reductions
•	Increased backlog from year-end 2019 with the U.S. Navy’s exercise of options for two additional vessels
•	Net income of $5.9 million for the first quarter 2020, including a $10.0 million benefit from the settlement of a contract dispute for a previously completed project

Houston, TX - Gulf Island Fabrication, Inc. ("Gulf Island" or the "Company") (NASDAQ: GIFI) today reported results for the first quarter 2020.

	Three Months Ended
Operating Results (in thousands, except per share data)	March 31,	December 31,	March 31,
	2020	2019	2019
Revenue	$78,555	$79,445	$67,605
Operating income (loss)(1)	5,936	(34,427)	(3,282)
Impairments and (gain) loss on assets held for sale(2)	-	17,274	(70)
EBITDA(1), (2), (3)	8,156	(32,127)	(730)
Adjusted EBITDA(1), (3)	8,156	(14,853)	(800)
Net income (loss)(1), (2)	5,905	(34,325)	(3,042)
Basic and diluted income (loss) per common share(1), (2)	0.39	(2.26)	(0.20)

Balance Sheet (in thousands)	March 31,	December 31,	March 31,
	2020	2019	2019
Cash and cash equivalents	$48,562	$49,703	$49,898
Short-term investments	19,993	19,918	20,341
Current assets	162,448	163,474	157,366
Current liabilities	90,190	97,844	55,350

_________________

(1)	Includes a gain of $10.0 million for the three months ended March 31, 2020 associated with the settlement of a contract dispute for a previously completed project.
(2)

Includes non-cash asset impairments, (gains) losses on assets held for sale and certain nonrecurring items. See “Consolidated Results of Operations” and “Results of Operations by Segment” below for further discussion.

(3)	EBITDA and Adjusted EBITDA are non-GAAP measures. See “Non-GAAP Measures” below for the Company’s reconciliation and definition of EBITDA and Adjusted EBITDA.

Consolidated Overview

Consolidated revenue for the first quarter 2020 was $78.6 million, compared to $67.6 million in the first quarter 2019 with the increase primarily due to progress on the Company’s three towing, salvage and rescue ship projects within its Shipyard Division. Consolidated net income of $5.9 million and EBITDA of $8.2 million for the first quarter 2020 includes a gain of $10.0 million associated with the settlement of a contract dispute for a previously completed project within the Company’s Fabrication & Services Division. Operating results for the current quarter were impacted by low margin backlog and the underutilization of the Company’s facilities within its Fabrication & Services Division, and to a lesser extent within its Shipyard Division. The underutilization in the Fabrication & Services Division was due to the division’s low level of backlog. The Shipyard Division’s underutilization was due to temporary construction delays for its three research vessel projects associated with the previously disclosed suspension of construction activities on the projects until engineering achieves further completion.

“During the first quarter 2020, we were faced with a very challenging and unprecedented business environment due to the COVID-19 pandemic and the significant decline in oil prices. We are deemed an essential service by the U.S. government, and while our utilization has been impacted, we have been fortunate to continue to operate our facilities. In order to maintain operations, we initiated a series of business continuity, safety and health measures, including extensive coordination amongst our leadership teams to proactively address the impact of the COVID-19 pandemic. A safe and healthy operating environment for our employees, customers and suppliers is our highest priority,” said Richard Heo, Gulf Island’s President and Chief Executive Officer.

“First quarter results were broadly consistent with our expectations, and we continued to make progress on the key strategic initiatives that we began in the fourth quarter 2019. During the quarter, we completed the consolidation of our Fabrication and Services Divisions, which will improve efficiency and reduce our cost structure during this challenging environment. The consolidation will enable us to leverage the best practices and experience of the combined division and ultimately maximize resource utilization.  We have complemented these efforts by strengthening our functional leadership team and improving talent allocation, ultimately increasing the depth of our team’s capabilities. We have also received positive client feedback regarding the initiatives we have implemented and remain focused on strengthening customer and strategic partner relationships. In addition, we have implemented additional cost savings actions including reductions in the executive team’s base compensation and a planned reduction in our Board headcount by three members at our May meeting.”

“In the first quarter, two projects in our Fabrication & Services Division, which experienced challenges last year, were completed and we achieved improved results versus our year-end cost forecasts. In addition, during March and April we completed the seventh and eighth harbor tugs consistent with our year-end cost forecasts. However, we did experience residual challenges during the quarter on the first of our two forty-vehicle ferry projects and our results were also impacted by the under recovery of a portion of our overhead costs due to the underutilization of our facilities.”

“With respect to new project awards and backlog, the Navy exercised its options for two additional towing, salvage and rescue ships during the first quarter, further adding to the Shipyard Division’s backlog. While we expect the margins on these projects to be consistent with prior option exercises, the awards will support our ongoing efforts to diversify our backlog beyond offshore oil and gas and provide a strong base of work for our Houma Shipyard operations in 2021 and 2022. However, the COVID-19 pandemic and steep decline in oil prices has already begun to impact our backlog and pipeline. We have had projects suspended in our Fabrication & Services backlog, bidding activities for several new award opportunities have been suspended, and we are experiencing a significant decline in our onshore maintenance and offshore services activities.”

“The impact of COVID-19 on the global economy and our industry as well as the related decline in oil prices, has created significant uncertainty for our business and operations. Given this difficult business environment, in April 2020, we entered into a loan agreement and received proceeds of $10.0 million in connection with the Paycheck Protection Program (“PPP Loan”). In this challenging and uncertain time, the PPP Loan proceeds provide necessary liquidity to defray payroll and benefit costs, including maximizing our ability to retain our workforce, execute our current backlog and compete for new project awards. We have already used a portion of the borrowed funds to return a number of employees we had furloughed at the onset of the pandemic and we have retained additional employees we would have had to furlough or terminate without such funds.”

“In closing, I want to thank our employees for maintaining a high level of dedication and effort in safely delivering on our project commitments to our customers. With the COVID-19 pandemic, record low crude oil prices and related market uncertainty, 2020 will be a challenging year for Gulf Island and our industry. However, we will continue to focus on our initiatives and the aspects of our business we can control in order to mitigate the impacts,” concluded Mr. Heo.

Segment Overview

Shipyard Segment – Revenue for the first quarter 2020 was $45.6 million, an increase of $8.1 million compared to the first quarter 2019, primarily due to progress on the Company’s towing, salvage and rescue ship projects, offset partially by lower revenue for its harbor tug projects resulting from fewer vessels under construction. Operating loss was $1.9 million for the first quarter 2020, compared to an operating loss of $0.9 million for the first quarter 2019. EBITDA for the current quarter was a loss of $1.1 million, compared to EBITDA of $0.2 million for the first quarter 2019.

First quarter 2020 results reflected a low margin backlog, under recovery of overhead costs due to the aforementioned construction delays for the Company’s research vessel projects, and project charges of $1.2 million on the first of the Company’s two, forty-vehicle ferry projects.  These charges related to construction activities performed prior to transferring management responsibility for the projects from the Company’s former Fabrication Division to its Shipyard Division.

Fabrication & Services Segment – Revenue for the first quarter 2020 was $33.4 million, an increase of $2.9 million compared to the first quarter 2019, primarily due to progress on the Company’s offshore jacket and deck project, offset partially by lower offshore services activity. Operating income was $10.2 million for the first quarter 2020, compared to an operating loss of $0.3 million for the first quarter 2019. EBITDA for the current quarter was $11.5 million, compared to EBITDA of $1.1 million for the first quarter 2019.

First quarter 2020 results reflected project improvements of $0.9 million on the Company’s paddlewheel riverboat and subsea components projects which were completed in the quarter and benefited from a gain of $10.0 million associated with the settlement of a contract dispute for a previously completed project. These benefits were partially offset by a low margin backlog and under recovery of overhead costs due to the division’s low backlog level.

Corporate Segment – Operating loss was $2.3 million for the first quarter 2020, compared to an operating loss of $2.1 million for the first quarter 2019. EBITDA for the current quarter was a loss of $2.3 million, compared to an EBITDA loss of $2.0 million for the first quarter 2019. The current quarter results were impacted by higher legal and advisory fees, offset partially by lower incentive plan costs and other cost savings, including headcount reductions. Legal and advisory fees associated with customer disputes totaled $0.6 million for the first quarter 2020.

Cash and Liquidity

The Company's cash and short-term investments at March 31, 2020 totaled $68.6 million, representing a decrease of $1.1 million from December 31, 2019. The Company ended the first quarter 2020 with no debt and total working capital of $72.3 million, which includes $8.1 million of assets held for sale. On February 28, 2020, the Company amended its $40.0 million credit facility (“Credit Agreement”) and at March 31, 2020, was in compliance with all its financial covenants and had $30.2 million of availability under the Credit Agreement. The Company must maintain a strong balance sheet and liquidity position to execute its backlog and compete for new project awards. As noted, in April 2020, the Company entered into a PPP Loan to be used primarily for payroll and benefit costs.

Backlog

The Company’s backlog at March 31, 2020 was $500.3 million, representing an increase of $63.0 million from December 31, 2019, and an increase of $165.6 million from March 31, 2019. Backlog by operating segment was $471.1 million for the Shipyard Division and $29.2 million for the Fabrication & Services Division. Backlog for the Shipyard Division excludes customer options on contracts of approximately $203.0 million. See "Non-GAAP Measures" below for the Company's definition of Backlog.

Quarterly Conference Call

Gulf Island will hold a conference call on Wednesday, May 6, 2020 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss the Company’s financial results. The call will be available by webcast and can be accessed on Gulf Island’s website at www.gulfisland.com. Participants may also join the call by dialing 1.800.289.0571 and requesting the “Gulf Island” conference call. A replay of the webcast will be available on the Company's website for seven days after the call.

About Gulf Island

Gulf Island is a leading fabricator of complex steel structures, modules and marine vessels, and a provider of project management, hookup, commissioning, repair, maintenance and civil construction services.  The Company’s customers include U.S. and international energy producers; refining, petrochemical, LNG, industrial, power and marine operators; EPC companies; and certain agencies of the U.S. government. The Company operates and manages its business through two operating divisions: Fabrication & Services and Shipyard, with its corporate headquarters located in Houston, Texas and operating facilities located in Houma, Jennings and Lake Charles, Louisiana.

Non-GAAP Measures

This Release includes certain non-GAAP measures, including earnings before interest, taxes, depreciation and amortization ("EBITDA"), Adjusted EBITDA and Backlog. The Company believes EBITDA is a useful supplemental measure as it reflects the Company's operating results excluding the non-cash impacts of depreciation and amortization. The Company believes Adjusted EBITDA is a useful supplemental measure as it reflects the Company’s EBITDA excluding non-cash impacts of impairments and certain other impacts which the Company believes are non-recurring. Reconciliations of EBITDA and Adjusted EBITDA to the most comparable GAAP measure are presented under "EBITDA & Adjusted EBITDA" above and "Results of Operations by Segment" below. The Company believes Backlog is a useful supplemental measure as it represents work that the Company is contractually obligated to perform under its current contracts. Backlog represents the unearned value of new project awards and may differ from the value of remaining performance obligations for contracts as determined under GAAP. Backlog at March 31, 2020 of $500.3 million includes the Company's performance obligations of $478.4 million, plus $21.9 million of backlog subject to a contract termination dispute with a customer to build two multi-purpose service vessels that does not meet the criteria to be reported as remaining performance obligations under GAAP.

Non-GAAP measures are not intended to be replacements or alternatives to GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. The Company may present or calculate non-GAAP measures differently from other companies.

Cautionary Statements

This Release contains forward-looking statements in which we discuss our potential future performance. Forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, are all statements other than statements of historical facts, such as projections or expectations relating to oil and gas prices, operating cash flows, capital expenditures, liquidity and tax rates. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements.

We caution readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include the duration and scope of, and uncertainties associated with, the COVID-19 pandemic and related contraction in oil demand and the dispute over production levels between Russia and the members of OPEC and the impact thereof on our business and the global economy, which are evolving and beyond our control, our ability to secure new project awards, including fabrication projects for refining, petrochemical, LNG and industrial facilities and offshore wind developments, our ability to improve project execution, the cyclical nature of the oil and gas industry, competition, consolidation of our customers, timing and award of new contracts, reliance on significant customers, financial ability and credit worthiness of our customers, nature of our contract terms, competitive pricing and cost overruns on our projects, adjustments to previously reported profits or losses under the percentage-of-completion method, weather conditions, changes in backlog estimates, suspension or termination of projects, our ability to raise additional capital, our ability to amend or obtain new debt financing or credit facilities on favorable terms, our ability to remain in compliance with our covenants contained in our Credit Agreement, our ability to generate sufficient cash flow, our ability to sell certain assets, any future asset impairments, utilization of facilities or closure or consolidation of facilities, customer or subcontractor disputes, our ability to resolve the dispute with a customer relating to the purported terminations of contracts to build two MPSVs, operating dangers and limits on insurance coverage, barriers to entry into new lines of business, our ability to employ skilled workers, loss of key personnel, performance of subcontractors and dependence on suppliers, changes in trade policies of the U.S. and other countries, compliance with regulatory and environmental laws, lack of navigability of canals and rivers, shutdowns of the U.S. government, systems and information technology interruption or failure and data security breaches, performance of partners in any future joint ventures and other strategic alliances, shareholder activism, focus on environmental, social and governance factors by institutional investors and other factors described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, as updated by subsequent filings with the U.S. Securities and Exchange Commission.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after the forward-looking statements are made, which we cannot control. Further, we may make changes to our business plans that could affect our results. We caution investors that we do not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes, and we undertake no obligation to update any forward-looking statements.

Company Information

Richard W. Heo	Westley S. Stockton
Chief Executive Officer	Chief Financial Officer
713.714.6100	713.714.6100

Consolidated Results of Operations(1) (in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Revenue	$78,555	$79,445	$67,605
Cost of revenue	78,809	92,714	67,052
Gross profit (loss)(2)	(254)	(13,269)	553
General and administrative expense	3,744	3,837	3,834
Impairments and (gain) loss on assets held for sale(3)	-	17,274	(70)
Other (income) expense, net(4)	(9,934)	47	71
Operating income (loss)	5,936	(34,427)	(3,282)
Interest (expense) income, net	53	4	262
Net income (loss) before income taxes	5,989	(34,423)	(3,020)
Income tax (expense) benefit	(84)	98	(22)
Net income (loss)	$5,905	$(34,325)	$(3,042)
Per share data:
Basic and diluted income (loss) per common share	$0.39	$(2.26)	$(0.20)

EBITDA & Adjusted EBITDA(5) (in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Net income (loss)	$5,905	$(34,325)	$(3,042)
Less: Income tax (expense) benefit	(84)	98	(22)
Less: Interest (expense) income, net	53	4	262
Operating income (loss)	5,936	(34,427)	(3,282)
Add: Depreciation and lease asset amortization	2,220	2,300	2,552
EBITDA	8,156	(32,127)	(730)
Add: Impairments and (gain) loss on assets held for sale	-	17,274	(70)
Adjusted EBITDA	$8,156	$(14,853)	$(800)

_________________

(1)	See "Results of Operations by Segment" below for results by segment.
(2)

Gross profit (loss) includes project charges for the Shipyard Division for the three months ended March 31, 2020 and December 31, 2019 of $1.2 million and $10.3 million, respectively; project improvements for the Fabrication & Services Division for the three months ended March 31, 2020 of $0.9 million; and project charges for the Fabrication & Services Division for the three months ended December 31, 2019 of $3.8 million.

(3)	Impairments and (gain) loss on assets held for sale for the three months ended December 31, 2019 includes impairments of assets held for sale and fixed assets and certain nonrecurring costs.
(4)

Other (income) expense for the Fabrication & Services Division for the three months ended March 31, 2020 includes a gain of $10.0 million associated with the settlement of a contract dispute for a previously completed project.

(5)

EBITDA and Adjusted EBITDA are non-GAAP measures. See "Non-GAAP Measures" above for the Company's definition of EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA for the three months ended March 31, 2020 include a gain of $10.0 million associated with the settlement of a contract dispute as described in footnote (4).

Results of Operations by Segment (in thousands)

	Three Months Ended
Shipyard Division(1)	March 31,	December 31,	March 31,
	2020	2019	2019
Revenue	$45,559	$47,679	$37,411
Cost of revenue	46,783	58,112	37,691
Gross loss(2)	(1,224)	(10,433)	(280)
General and administrative expense	575	574	624
Impairments and (gain) loss on assets held for sale(3)	-	7,596	-
Other (income) expense, net	100	10	-
Operating loss	$(1,899)	$(18,613)	$(904)

EBITDA & Adjusted EBITDA(4)
Operating loss	$(1,899)	$(18,613)	$(904)
Add: Depreciation and lease asset amortization	787	1,019	1,109
EBITDA	(1,112)	(17,594)	205
Add: Impairments and (gain) loss on assets held for sale	-	7,596	-
Adjusted EBITDA	$(1,112)	$(9,998)	$205

	Three Months Ended
Fabrication & Services Division(1)	March 31,	December 31,	March 31,
	2020	2019	2019
Revenue	$33,443	$33,245	$30,593
Cost of revenue	32,473	36,111	29,624
Gross profit (loss)(5)	970	(2,866)	969
General and administrative expense	839	829	1,219
Impairments and (gain) loss on assets held for sale(3)	-	9,003	(70)
Other (income) expense, net(6)	(10,034)	7	71
Operating income (loss)	$10,165	$(12,705)	$(251)

EBITDA & Adjusted EBITDA(4)
Operating income (loss)	$10,165	$(12,705)	$(251)
Add: Depreciation and lease asset amortization	1,358	1,187	1,341
EBITDA	11,523	(11,518)	1,090
Add: Impairments and (gain) loss on assets held for sale	-	9,003	(70)
Adjusted EBITDA	$11,523	$(2,515)	$1,020

	Three Months Ended
Corporate Division	March 31,	December 31,	March 31,
	2020	2019	2019
Revenue (eliminations)	$(447)	$(1,479)	$(399)
Cost of revenue	(447)	(1,509)	(263)
Gross profit (loss)	-	30	(136)
General and administrative expense	2,330	2,434	1,991
Impairments and (gain) loss on assets held for sale(3)	-	675	-
Other (income) expense, net	-	30	-
Operating loss	$(2,330)	$(3,109)	$(2,127)

EBITDA & Adjusted EBITDA(4)
Operating loss	$(2,330)	$(3,109)	$(2,127)
Add: Depreciation and lease asset amortization	75	94	102
EBITDA	(2,255)	(3,015)	(2,025)
Add: Impairments and (gain) loss on assets held for sale	-	675	-
Adjusted EBITDA	$(2,255)	$(2,340)	$(2,025)

_________________

(1)

In the first quarter 2020, our Fabrication and Services Divisions were operationally combined to form a new division called Fabrication & Services. Accordingly, segment results (including the effects of eliminations) for our Fabrication and Services Divisions for 2019 have been combined to conform to the presentation of our reportable segments for 2020. In addition, in the first quarter 2020, management and project execution responsibility for our two, forty-vehicle ferry projects was transferred from our former Fabrication Division to our Shipyard Division.  Accordingly, revenue and gross loss of $2.1 million and $5.1 million, respectively, for the three months ended December 31, 2019, and revenue of $0.8 million for the three months ended March 31, 2019, associated with these projects were reclassified from our former Fabrication Division to our Shipyard Division to conform to the presentation of these projects for 2020 (the projects had no significant gross profit for the three months ended March 31, 2019).

(2)	Gross loss for the Shipyard Division includes project charges for the three months ended March 31, 2020 and December 31, 2019 of $1.2 million and $10.3 million, respectively.
(3)	Impairments and (gain) loss on assets held for sale for the three months ended December 31, 2019 includes impairments of assets held for sale and fixed assets and certain nonrecurring costs.
(4)

EBITDA and Adjusted EBITDA are non-GAAP measures. See "Non-GAAP Measures" above for the Company's definition of EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA for the three months ended March 31, 2020 include a gain of $10.0 million associated with the settlement of a contract dispute as described in footnote (6).

(5)

Gross profit (loss) for the Fabrication & Services Division includes project improvements for the three months ended March 31, 2020 of $0.9 million and project charges for the three months ended December 31, 2019 of $3.8 million.

(6)

Other (income) expense for the Fabrication & Services Division for the three months ended March 31, 2020 includes a gain of $10.0 million associated with the settlement of a contract dispute for a previously completed project.

Consolidated Balance Sheets (in thousands)

	March 31, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$48,562	$49,703
Short-term investments	19,993	19,918
Contracts receivable and retainage, net	16,178	26,095
Contract assets	64,905	52,128
Prepaid expenses and other assets	2,005	3,948
Inventory	2,723	2,676
Assets held for sale	8,082	9,006
Total current assets	162,448	163,474
Property, plant and equipment, net	69,651	70,484
Other noncurrent assets	18,930	18,819
Total assets	$251,029	$252,777
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$70,542	$61,542
Contract liabilities	11,571	26,271
Accrued expenses and other liabilities	8,077	10,031
Total current liabilities	90,190	97,844
Other noncurrent liabilities	2,228	2,248
Total liabilities	92,418	100,092
Shareholders’ equity:
Preferred stock, no par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 30,000 shares authorized, 15,290 shares issued and outstanding at March 31, 2020 and 15,263 at December 31, 2019	11,121	11,119
Additional paid-in capital	103,143	103,124
Retained earnings	44,347	38,442
Total shareholders’ equity	158,611	152,685
Total liabilities and shareholders’ equity	$251,029	$252,777

Consolidated Cash Flows (in thousands)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Cash flows from operating activities:
Net income (loss)	$5,905	$(34,325)	$(3,042)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and lease asset amortization	2,220	2,300	2,552
Other amortization, net	13	13	12
Bad debt expense	—	—	53
Asset impairments	—	16,601	299
(Gain) loss on sale of assets held for sale, net	—	—	(369)
(Gain) loss on sale of fixed assets and other assets, net	(5)	(19)	101
Stock-based compensation expense	95	(35)	560
Changes in operating assets and liabilities:
Contracts receivable and retainage, net	9,917	4,172	796
Contract assets	(12,777)	(1,272)	(8,725)
Prepaid expenses, inventory and other current assets	1,829	1,055	1,095
Accounts payable	9,663	1,706	7,542
Contract liabilities	(14,700)	10,589	(7,611)
Accrued expenses and other current liabilities	(1,918)	(629)	(1,558)
Noncurrent assets and liabilities, net (including long-term retainage)	(235)	(590)	(182)
Net cash provided by (used in) operating activities	7	(434)	(8,477)
Cash flows from investing activities:
Capital expenditures	(2,124)	(1,800)	(250)
Proceeds from sale of property, plant and equipment	1,080	619	424
Purchases of short-term investments	—	(19,918)	(20,041)
Maturities of short-term investments	—	25,325	8,500
Net cash used in investing activities	(1,044)	4,226	(11,367)
Cash flows from financing activities:
Payment of financing cost	(30)	—	—
Tax payments for vested stock withholdings	(74)	—	(715)
Net cash used in financing activities	(104)	—	(715)
Net decrease in cash and cash equivalents	(1,141)	3,792	(20,559)
Cash and cash equivalents, beginning of period	49,703	45,911	70,457
Cash and cash equivalents, end of period	$48,562	$49,703	$49,898